  Exhibit 5.1

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March 24, 2017

Cytori Therapeutics, Inc.

3020 Callan Road

San Diego, California 92121

Re:  1,173,241 Shares of Common Stock of Cytori Therapeutics, Inc., par value $0.001   per share

Ladies and Gentlemen:

We have acted as special counsel to Cytori Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale from time to time by Azaya Therapeutics, Inc. of 1,173,241 shares of the Company’s common stock, par value $0.001 per share (the “Shares”). The Shares are included in a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), and the related prospectus included in the Registration Statement (the “Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) on March 24, 2017.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issue and sale of the Shares have been duly authorized by all necessary corporate action of the Company and the Shares have been validly issued and are fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP